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                                                                    EXHIBIT 99.1

                      FORWARD-LOOKING STATEMENTS DISCLOSURE

         Certain statements contained in the Management's Discussion and Analysis of Results of Operations and Financial Condition, information included or incorporated by reference in our future filings with the SEC, and information contained in written material, releases and oral statements issued by us, or on our behalf, are forward-looking statements including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, product development schedules and plans, future cash requirements and sources and sufficiency of capital resources. Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify forward looking statements. The Company's actual results may differ materially from those contained in the forward looking statements identified above. Factors which may cause such a difference to occur, include, but are not limited to, those factors set forth below.

         OUR ACCOUNTING FIRM'S AUDIT OPINION CONTAINS A "GOING CONCERN" PARAGRAPH. We had a similar paragraph in our previous year's audited financial statements. Our financial statements have been prepared assuming that we will continue as a going concern. The audit opinion notes that we have a working capital deficiency and shareholders' deficit. It also notes that our convertible debenture is a current obligation and we do not have long-term credit availability. The Debenture contains a provision which states that the holder can accelerate maturity if the Company's common stock is not listed on an exchange or Nasdaq. The Company's common stock is not so listed. These conditions raise substantial doubt about our ability to continue as a going concern. Our financial statements do not reflect any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

         OUR LAWSUIT ALLEGING AN ENFORCEABLE STANDSTILL AND BUY-BACK AGREEMENT RELATING TO OUR DEBENTURE MAY NOT BE SUCCESSFUL. As described in "Item 3 - Legal Procedures" of a our Form 10-K, we have filed a lawsuit to enforce an agreement relating to the buy back of our outstanding convertible subordinated debenture due April 27, 2003. The other party denies that any such agreement exists. Litigation is an inherently uncertain process, and it is possible that we will not prevail.

         The debenture states that the holder may accelerate the maturity date if our stock is not listed on the Nasdaq National or Small Cap Markets. Our stock is not so listed. An agent for three purported transferees of the debenture have submitted a purported demand for payment. We intend to vigorously contest this demand. In the event that we are not successful in our lawsuit, we expect that we could pay the debenture in full over several years but we cannot pay it in full at this time.



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         OUR ACCOUNTS RECEIVABLE SALES FACILITY IS DUE TO EXPIRE. In September
1999, we entered into a $3.0 million receivables sale agreement, which has been our primary source of working capital. The three year initial term has been extended until January 28, 2003. In addition, the most recent extension provides that any attempt by the holder of the debenture to accelerate the obligation shall be deemed an event of default under the receivables sale agreement. The Company received a purported demand for immediate payment of the debenture, but intends to vigorously contest the validity of the demand. If the accounts receivables sales facility is not renewed beyond the current expiration date or is otherwise terminated, our primary source of additional liquidity will no longer be available to us. If we lose this source of liquidity and are unable to replace it, our financial condition would be significantly and adversely affected.

         THE ECONOMIC ENVIRONMENT IN GENERAL AND THE MANUFACTURING SECTOR IN PARTICULAR ARE WEAK, WHICH HAS AND MAY CONTINUE TO ADVERSELY AFFECT OUR BUSINESS. Our manufacturing customers produce capital goods, the demand for which is highly dependent on both disposable income and the attitude of companies and individuals regarding their economic prospects. Many of these goods are discretionary leisure expenditures, such as motorcycles, RVs or snowmobiles. Continued softness in our customers' markets results in fewer new projects for us.

         WE HAVE NOT HAD INCOME IN THE PAST AND WE MAY NOT HAVE INCOME IN THE FUTURE. Since our organization in 1981, we have experienced net losses in each fiscal year other than fiscal 2002, resulting in an accumulated deficit of $99,924,000 at July 31, 2002. We require continued increases in revenues to sustain a profitable level of operations. There can be no assurance that we will remain profitable in fiscal 2003 or thereafter.

         WE MAY HAVE PROBLEMS RAISING MONEY IN THE FUTURE. Historically, we have funded our substantial network development costs, acquisitions and negative cash flow from operations principally from the sale of securities. In recent years we have generated positive cash flow from operations, but we may need to raise additional financing in the future in order to continue to make acquisitions or to increase our investments in areas such as marketing and new product development. In this event, we may need to obtain additional financing and issue securities to outside sources with greater rights than those currently possessed by holders of our common stock. Any additional financing may be dilutive to existing shareholders or may be on terms that are not favorable to us.

         WE ARE SUBJECT TO INTENSE COMPETITION. The market for e-commerce products and services is highly competitive. Several companies offer electronic commerce services or software products that are similar to those offered by us. Moreover, companies within our target markets may develop and implement private computer-to-computer networks, thereby reducing demand for our network services. Because the market for Internet products and services lack significant barriers to entry, new competitors could enter our market relatively easily. Our competitive environment is characterized by rapid technological changes, dynamic customer demands and frequent product enhancements and product introductions. The pace of technological changes, such as developments in Internet commerce, is so great that new competitors may emerge



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quickly based on new technologies. Many of our current and potential competitors have greater financial, technical, operational and marketing resources than us, and we may not be able to compete successfully against these competitors.

         OUR SUCCESS DEPENDS ON NEW PRODUCT DEVELOPMENT AND RESPONDING TO TECHNOLOGICAL CHANGE. The market for our products and services is characterized by technological advances, changes in customer requirements and frequent new product introductions and enhancements. Our growth and future financial performance will depend in part upon our ability to enhance existing products and services and develop and introduce new products and services that meet technological advances, respond to evolving customer requirements, respond to competitive products or announcements and achieve market acceptance. There can be no assurance that we will be successful in developing and marketing products or services on a timely basis, or that our products and services will adequately address the changing needs of the marketplace and achieve market acceptance, particularly given our financial limitations and workforce reductions. The e-commerce industry in general is also characterized by evolving standards and technology. Our ability to anticipate or guide these standards in our targeted sectors and to fund advances in computer and telecommunications technology and software will be a significant factor in our ability to grow and remain competitive. Furthermore, a reduction in our full time equivalent employees may hurt our ability to compete in the quickly-changing e-commerce industry.

         OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER. We expect that a significant portion of our revenue in the future will be derived from non-recurring fee income, which consists primarily of revenues from professional services such as software customization and training, software sales and one-time network installation fees. The timing of receipt of this revenue is dependent upon several factors that we cannot predict. These factors include:

         o The time required to close large license fee and development agreements. These agreements can be delayed due to customer requirements and decision-making processes.

         o The seasonality of certain sectors of the equipment industry in which we operate.

         o Delays in the introduction of new products or services and their acceptance by customers.

         o        Delays in delivering customized software to our customers.

         Recurring revenues are also difficult to estimate. Recurring revenues from maintenance and subscription fees may be estimated based on the number of subscribers to our services, but will be affected by the renewal rate which cannot be determined in advance. Renewal revenues can vary based on:



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         o        competitive technologies or procedures,

         o specific economic conditions in e-commerce and in our target markets,

         o        general economic conditions, and

         o        delays in delivering customized software to our customers.

         The emerging nature of commercial use of the Internet makes predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some future quarters our operating results will be below the expectations of securities analysts and investors, although we do not have any analysts following our stock at this time. In such circumstances, the price of our stock may decline.

         WE FACE RISKS IN PURSUING OUR GROWTH. Our ability to pursue and sustain significant revenue growth is affected by many factors including the following:

         o        our access to financing to fund the growth;

         o        the growth rate of our selected markets;

         o the positioning of our products and services in our selected markets;

         o variations in demand for and cost of customer services and technical support;

         o customer adoption of Internet applications and their willingness to upgrade from client-server versions of software;

         o our ability to release new software applications and upgrades on a timely basis;

         o        our ability to establish and maintain strategic alliances;

         o        our ability to continue to make acquisitions; and

         o our ability to attract and retain a high-performance sales team.

         OUR PRICING MODELS MAY BE NEGATIVELY IMPACTED BY INCREASED COMPETITION. The market in which we operate has been, and we believe will continue to be, affected by competitors that sell products and services at very low prices in order to increase their market share. We may have to lower our prices to levels which would negatively affect our net income in order to compete with these competitors and maintain our customer base. Alternatively, we may have to exit certain market segments and/or product lines if we are unable to provide products and services at competitive prices.





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         WE DEPEND ON MR. DEARING AND THE LOSS OF HIS SERVICES WOULD HARM OUR
BUSINESS. Mr. Dearing is our Chairman of the Board and Chief Executive Officer. Mr. Dearing is also responsible for development of our business model. If we lose the services of Mr. Dearing, our business would be harmed substantially.

         WE MAY EXPERIENCE DIFFICULTIES IN PURSUING ACQUISITIONS. We have been forced to postpone our pursuit of acquisitions, given our financial condition and deprived stock price. Nevertheless, we desire long-term to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

         o difficulty in integrating acquired technologies, operations and personnel with our existing business;

         o diversion of management attention in connection with negotiating the acquisitions and integrating the assets;

         o strain on managerial and operational resources as we oversee larger and/or more geographically dispersed operations;

         o        exposure to unforeseen liabilities of acquired companies;

         o        the need to incur or assume additional debt;

         o the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant; and

         o the assumption of contracts which may be unfavorable to us under which we are obligated to perform.

         We may not be able to successfully address these problems. Moreover, our long-term future operating results will depend to a significant degree on our ability to successfully manage internal growth and integrate new acquisitions.

         WE HAVE MODIFIED OUR BUSINESS MODEL TO FOCUS MORE ON OUR CORE CATALOGUE PRODUCTS AND LESS ON OUR COMMUNICATION PRODUCTS. Implementation of this new business model may be difficult. Implementation may take time. As a result of the new business plan, costs expended on communication products may not realize revenues.

         WE FACE RISKS WITH OUR INTERNATIONAL STRATEGY. Our business strategy includes increasing our presence in the non-U.S. equipment markets. This strategy presents a number of special risks including:

         o        managing more geographically diverse operations;



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         o        dealing with currency fluctuations;

         o        the increased costs of operation;

         o        only having a small number of employees in these markets;

         o our dependence on value-added resellers and contractors to sell and service our products;

         o        a much smaller and more concentrated current customer base;
                  and

         o the assumption that U.S. international policy will remain favorable towards the countries in which we sell our products and services.

         OUR COSTS ARE NOT ENTIRELY PREDICTABLE. We are highly dependent on software development to obtain new customers and maintain those we already have. We may substantially underestimate the time and expense necessary to create the software we sell. Furthermore, competition for skilled software developers may cause our employee costs to rise more rapidly than planned, even in a slowing economy as we are now experiencing.

         OUR COMMON STOCK HAS BEEN DELISTED FROM THE NASDAQ NATIONAL MARKET AND IS NOW REGULATED AS A PENNY STOCK WHICH, AMONG OTHER THINGS, RESTRICTS THE ABILITY OF BROKER-DEALERS TO BUY OR SELL OUR SECURITIES. This restriction may effect the ability of holders to buy or sell our securities in the secondary market and may also effect the price at which such holders can buy or sell our securities. The delisting from Nasdaq may cause our stock to be less attractive to investors and may make it more difficult to raise additional financing in the future.

         OUR STOCK PRICE IS VOLATILE. In recent months the stock market has experienced significant price and volume fluctuations which have affected the market prices of equity securities of many companies including those providing Internet-related products and services. Some of these fluctuations reflect reaction to world events and appear unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our stock.


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